Exhibit 10(uu)

DPL INC.

AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNITS AGREEMENT

(Granted Under the 2006 Equity and Performance Incentive Plan)

The Amended and Restated Non-Employee Director Restricted Stock Units Agreement (the “Agreement”), effective as of                             , 2007, between DPL Inc., an Ohio corporation (“DPL”), and                           , a non-employee member of the Board of Directors of DPL and The Dayton Power and Light Company (the “Grantee”), which set forth the terms and conditions applicable to Restricted Stock Units granted to the Grantee under the 2006 Equity and Performance Incentive Plan (the “Plan”), is amended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and as so amended is restated in its entirety to provide as follows:

ARTICLE I - GRANT OF RESTRICTED STOCK UNITS

Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, DPL hereby grants to the Grantee as of the Date of Grant                      Restricted Stock Units (the “Restricted Stock Units”), which shall become non-forfeitable in accordance with Article III hereof.  Each Restricted Stock Unit shall represent one hypothetical share of DPL’s common stock, par value of $0.01 per share (a “Common Share”), and shall at all times be equal in value to one Common Share.

ARTICLE II - RESTRICTIONS ON TRANSFER OF RESTRICTED STOCK UNITS

Neither the Restricted Stock Units granted hereby nor any interest therein or in the Common Shares related thereto shall be transferable other than by will or pursuant to the laws of descent and distribution prior to payment of the Common Shares underlying this grant of Restricted Stock Units.

ARTICLE III - VESTING OF RESTRICTED STOCK UNITS

Section 3.1   The Restricted Stock Units shall become non-forfeitable on April 15 of the calendar year immediately following the calendar year of the Date of Grant (the “Vesting Date”) if the Grantee shall have remained a member of the Board of Directors of DPL and the Dayton Power and Light Company (collectively, the “Board”) until the Vesting Date.

Section 3.2   Notwithstanding the provisions of Section 3.1, (a) all of the Restricted Stock Units shall immediately become non-forfeitable if the Grantee’s service on the Board is terminated due to death or Disability (as defined below), (b) all of the Restricted Stock Units shall immediately become non-forfeitable if a Change of Control occurs, and (c) a pro-rata portion of the Restricted Stock Units shall immediately become non-forfeitable if the Grantee ceases to be a member of the Board prior to the Vesting Date for any reason other than as set forth in (a) and (b) above and any remaining Restricted Stock Units shall be immediately forfeited and of no further force or effect (each of the events set forth in (a), (b) and (c), being referred to herein as a “Vesting Event”).  For purposes of this Agreement, “Disability” means a Grantee’s inability to perform the duties required on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity.

ARTICLE IV- PAYMENT OF RESTRICTED STOCK UNITS

Subject to Article V, the Restricted Stock Units that have become non-forfeitable pursuant to Article III above shall be paid in Common Shares transferred to the Grantee as soon as practicable following the earlier of (a) the Vesting Date, or (b) the occurrence of a Vesting Event; provided, however, to the extent the Grantee has a right to receive payment pursuant to this Article IV and the event triggering the right to payment would subject the Grantee to taxation under Section 409A(a) of the Code, then notwithstanding anything to the contrary in this Article IV, issuance of the Common Shares underlying the Restricted Stock Units will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Grantee on the earlier of (a) the Grantee’s “separation from service” with DPL and its Subsidiaries (determined in accordance with Section 409A); and further provided, that if the Grantee is a “specified employee” (within the meaning of Section 409A) at the time of such separation from service, the Grantee’s date of issuance of the Common Shares shall be the date that is the first day of the seventh month after the date of the Grantee’s separation of service with DPL, (b) the Vesting Date, or (c) the Grantee’s death.

ARTICLE V - DEFERRAL

Section 5.1   Ability to Defer.  Notwithstanding Article IV above, the Grantee may elect to defer receipt of all or any portion of the non-forfeitable Restricted Stock Units, which will be credited to a bookkeeping account in the Grantee’s name.

Section 5.2   Elections.  An election pursuant Section 5.1 must be made in writing and delivered to DPL no later than December 31 of the calendar year immediately preceding the calendar year in which the services giving rise to the grant of these Restricted Stock Units commence to be performed.  If the Grantee does not file an election form by the specified date, he or she will receive the Restricted Stock Units when they otherwise would have been paid pursuant to Article IV.

Section 5.3   Crediting to Accounts.  If a Grantee elects to defer receipt of the non-forfeitable Restricted Stock Units, there will be credited to the Grantee’s account as of the day such Common Shares underlying the non-forfeitable Restricted Stock Units would have been paid, a number of deferred units (the “Deferred Units”) equal to the number of Common Shares that would otherwise have been delivered to the Grantee pursuant to Article IV on such date.  The Deferred Units credited to the Grantee’s account (plus any additional shares credited pursuant to Article VI below) will represent the number of Common Shares that DPL will issue to the Grantee at the end of the deferral period.  All Deferred Units will be 100% non-forfeitable at all times.

Section 5.4   Deferral Period.  The Deferred Units will be subject to a deferral period beginning on the date of crediting to the Grantee’s account and ending upon such period as the Grantee may have elected.  The period of deferral will be for a minimum period of one year, except in the case where the Grantee elects a deferral period determined by reference to his or her termination of service on the Board.  The Grantee may elect payment in a lump sum or payment in up to five equal annual installments.  The Grantee may change the period of deferral by filing a subsequent election with DPL at least twelve months before the date of the previously elected payment date and the newly elected payment date (or payment commencement date) must be at least five years after the previously elected payment date (or the previously elected payment commencement date); provided, however, that such modification shall not be effective until at least twelve months after the date on which such modification was made.  During the deferral period, the Grantee will have no right to transfer any rights under his or her Deferred Units and will have no other rights of ownership therein.

Section 5.5   Early Payment.  Notwithstanding the foregoing provisions or any deferral election made by the Grantee, (a) in the event that the Grantee has not received or commenced receiving payment of the Deferred Units at the time of his or her termination of service on the Board, the Deferred Units will be paid or commence to be paid to the Grantee on such termination of service, according to the Grantee’s existing payment election relating to payment in a lump sum or in annual installments; provided, however, that if, upon the Grantee’s termination of service on the Board, the value of the Grantee’s Deferred Units is less than $100,000, such Deferred Units will be immediately paid to the Grantee in full in a single lump sum payment of Common Shares, (b) if a Change of Control occurs or in the event of the Grantee’s death or Disability (as defined in Section 3.2 above), the amount of the Grantee’s account will immediately be paid to the Grantee (or his or her beneficiary or beneficiaries, as the case may be) in full in a single lump sum payment of Common Shares and (c) in the event of an unforeseeable emergency, as defined in Section 409A of the Code, that is caused by an event beyond the control of the Grantee and that would result in severe financial hardship to the Grantee if acceleration was not permitted, the Committee will accelerate the payment of Common Shares to the Grantee in the Grantee’s account, but only up to the amount necessary to meet the unforeseeable emergency (including amounts necessary to pay any Federal, state or local taxes or penalties reasonably anticipated to result from the payment) after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Grantee’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

ARTICLE VI - DIVIDEND, VOTING AND OTHER RIGHTS

The Grantee shall have no rights of ownership in the Restricted Stock Units or the Deferred Units and shall have no right to vote them until the date on which the Restricted Stock Units or the Deferred Units, as the case may be, are transferred to the Grantee pursuant to Article IV, Section 5.4, or Section 5.5.  While the Restricted Stock Units or Deferred Units are still outstanding, on the date that DPL pays a cash dividend to holders of Common Shares generally, the Grantee shall be entitled to a number of additional whole Restricted Stock Units or Deferred Units, as the case may be, determined by dividing (i) the product of (A) the dollar amount of the cash dividend paid per Common Share on such date and (B) the total number of Restricted Stock Units or Deferred Units, as the case may be (including dividend equivalents paid thereon) previously credited to the Grantee as of such date, by (ii) the Market Value per Share on such date.  Such dividend equivalents shall be subject to the same terms and conditions and shall be settled or forfeited in the same manner and at the same time and will be deferred until the end of the same deferral period as the Restricted Stock Units or Deferred Units, as the case may be, to which the dividend equivalents were credited.

ARTICLE VII - DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the aggregate number of outstanding Common Shares by reason of (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of DPL, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing, then the Committee shall adjust the number of Restricted Stock Units or Deferred Units, as the case may be, then held by the Grantee in such manner as to prevent the dilution or enlargement of the rights of the Grantee that would otherwise result from such event.  Furthermore, in the event that any transaction or event described or referred to in the immediately preceding sentence shall occur or in the event of a Change of Control, the Committee may provide in substitution of any or all of the Grantee’s rights under this Agreement, such alternative consideration as the Committee may determine in good faith to be equitable under the circumstances.  Such adjustments made by the Committee shall be conclusive and binding for all purposes of this Agreement.

ARTICLE VIII - COMPLIANCE WITH SECTION 409A OF THE CODE

To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to the Grantee.  This Agreement and the Plan shall be administered in a manner consistent with this intent.  Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

ARTICLE IX - MISCELLANEOUS

Section 9.1   Compliance with Law.  The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any Common Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

Section 9.2   Interpretation.  The contents of this Agreement are subject in all respects to the terms and conditions of the Plan as approved by the Board of Directors and the shareholders of DPL, which are controlling.  The interpretation and construction by the Board of any provision of the Plan or this Agreement shall be final and conclusive upon the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and DPL and its successors and assigns.  Unless otherwise indicated, the capitalized terms used in this Agreement shall have the same meanings as set forth in the Plan.

Section 9.3   Fractional Shares.  Any fractional share earned under this Agreement will be rounded up or down to the nearest whole share.

Section 9.4   Successors and Assigns.  This Agreement, and the terms and conditions of the Plan, shall bind, and inure to the benefit of the Grantee, the Grantee’s estate, executor, administrator, beneficiaries, personal representative and guardian and DPL and its successors and assigns.

Section 9.5   Governing Law.  This Agreement shall be governed by the laws of the State of Ohio.

Section 9.6   Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  The terms and conditions of this Agreement may not be modified, amended or waived, except by an instrument in writing signed by a duly authorized executive officer at DPL.  Notwithstanding the foregoing, no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.

Section 9.7   Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.